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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 17, 2000 relating to the consolidated financial statements of National Information Consortium, Inc., which appears in such Registration Statement. We also consent to the use in such Registration Statement of our reports dated May 6, 1999 relating to the financial statements of Indian@ Interactive, Inc., Kansas Information Consortium, Inc., Arkansas Information Consortium, Inc., and Nebrask@ Interactive, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
February 22, 2000